As filed with the Securities and Exchange Commission on February 16, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AGFEED INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-2597168
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Suite A1001-1002, Tower 16, Hengmao Int’l Center Nanchang City, Jiangxi Province, China	330003
(Address of Principal Executive Offices)	(Zip Code)

AgFeed Industries, Inc. 2010 Long-Term Incentive Plan
(Full title of the plan)

Edward Pazdro
Chief Financial Officer
AgFeed Industries, Inc.
100 Bluegrass Commons Blvd., Suite 310P
Hendersonville, Tennessee  37075
(Name and address of agent for service)

(615) 364-1499
(Telephone number, including area code, of agent for service)

Copies to:
Sunjeet S. Gill, Esq.
Stevens & Lee, P.C.
111 North Sixth Street
P.O. Box 679
Reading, PA 19603-0679
(610) 478-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐ Accelerated filer ☑ Non-accelerated filer ☐ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share, to be issued under the 2010 Equity Incentive Plan	3,000,000	$2.37	$7,110,000	$825.47
(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended  (the “Securities Act”), this Registration Statement on Form S-8 covers an indeterminate number of shares which may be subject to grant or otherwise issuable by reason of stock splits, stock dividends, or similar transactions.

(2)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee based upon the average of the high and low prices for a share of the registrant’s common stock on February 14, 2011, as reported on the NASDAQ Global Select Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of this Registration Statement on Form S-8 is not being filed with or included herein (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

In this Registration Statement, “the registrant,” “we,” “us,” and “our” refer to AgFeed Industries, Inc.

The following documents, which have been filed with the Commission  pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference, and shall be deemed to be a part of, this Registration Statement:

(a) The registrant’s latest Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 8, 2010;

(b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above, including the registrant’s definitive proxy statement filed with the Commission on August 2, 2010 and the registrant’s current reports on Form 8-K during such period, except as to any portion of any current report on Form 8 –K furnished under Items 2.02, 7.01 and 9.01 of Form 8-K that is not deemed filed under such provisions; and

(c) The description of the registrant’s Common Stock contained in any registration statement or report that the registrant has filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under Items 2.02, 7.01 and 9.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability.  Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

This provision is intended to afford directors and officers protection against and to limit their potential liability for monetary damages resulting from suits alleging a breach of the duty of care by a director or officer.  As a consequence of this provision, our shareholders will be unable to recover monetary damages against directors or officers for action taken by them that may constitute negligence or gross negligence in performance of their duties unless such conduct meets the requirements of Nevada law to impose such liability.  The provision, however, does not alter the applicable standards governing a director’s or officer’s fiduciary duty and does not eliminate or limit the right of us or any shareholder to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.  To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Amended and Restated Bylaws provide for indemnification to the fullest extent permissible under Nevada law.  They also provide for the payment of expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall as they are incurred and in advance of the final disposition of the action, suit or proceeding, but only after receipt by us of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by us.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may permit for directors, executive officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibits:

Number	Description

3(i).1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form SB-2 (File No. 333-126674) filed on July 18, 2005).

3(i).2	Articles of Merger dated November 14, 2006 (incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form SB-2 (File No. 333-144131) filed on June 28, 2007).

3(ii).2	Amended and Restated Bylaws (incorporated by reference to Exhibits 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-33674) filed on May 15, 2007).

5.1	Opinion and consent of Stevens & Lee, P.C. regarding the legality of the shares of common stock being of the registrant offered hereby (filed herewith).

10.1	AgFeed Industries, Inc. 2010 Long-Term Incentive Plan (incorporated by reference to Appendix A to Registrant’s Definitive Proxy Statement filed on August 2, 2010).

23.1	Consent of Goldman Kurland and Mohidin, LLP, Independent Registered Public Accounting Firm (filed herewith).

23.2	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1 and filed herewith).

24.1	Powers of Attorney of Directors and Officers (included on signature page and filed herewith)

Item 9	Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

(B)  Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration is on Form S-3 or Form F-3 and the information required to be  included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Asheville, State of North Carolina, on February 16, 2011.

AGFEED INDUSTRIES, INC.

By:	/s/ John A. Stadler
John A. Stadler
Chairman of the Board, Interim President and
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Stadler, Gerard Daignault, Edward Pazdro, and Sunjeet S. Gill, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution of him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement for purposes of registering the shares allocated to the AgFeed Industries, Inc. 2010 Long-Term Incentive Plan, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ John A. Stadler	Chairman of the Board, Interim	February 16, 2011
John A. Stadler	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Edward Pazdro	Chief Financial Officer (Principal	February 16, 2011
Edward Pazdro	Financial Officer and Principal Accounting Officer)

	Director	February 16, 2011
Lixiang Zhang

/s/ K. Ivan F. Gothner	Director	February 16, 2011
K. Ivan F. Gothner